UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2005

Extra Space Storage Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-32269	201076777
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2795 Cottonwood Parkway, Suite 400 Salt Lake City, UT	84121
(Address of principal executive offices)	(Zip Code)

801-562-5556

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On May 5, 2005, Extra Space Storage LP, a Delaware limited partnership (the “Company”), entered into a Purchase and Sale Agreement (the “Agreement”) with Security Capital Self Storage Incorporated (“Seller”), a Delaware corporation, PRISA Self Storage LLC, a Delaware limited liability company, PRISA II Self Storage LLC, a Delaware limited liability company, PRISA III Self Storage LLC, a Delaware limited liability company, VRS Self Storage LLC, a Delaware limited liability company, WCOT Self Storage LLC, a Delaware limited liability company (collectively, “Purchaser” and, together with the Company, the “Purchaser Parties”) and The Prudential Insurance Company of America, a New Jersey corporation (“Prudential”). Under the terms of and subject to the conditions set forth in the Agreement, the Company and various accounts and funds advised by Prudential Real Estate Investors agreed to acquire various entities that collectively comprise the Storage USA self-storage business from GE Commercial Finance for approximately $2.3 billion in cash.

The Agreement

At closing and pursuant to the terms of the Agreement, Purchaser will acquire certain self-storage properties and all of Seller’s interests in (i) a newly formed wholly-owned subsidiary limited liability company of SUSA Partnership, L.P., (ii) SUSA Management, Inc., a Tennessee corporation, (iii) SUSA Finance Corp., a Delaware corporation, (iv) Storage USA Franchise Corp., a Tennessee corporation, (v) SUSA Kentucky, Inc., a Delaware corporation, (vi) Storage USA, L.L.C., a Delaware limited liability company, (vii) Storage USA Stone Mountain LLC, a Delaware limited liability company, and (viii) SUSA Holdings LP, a Tennessee limited partnership.

Seller and the Purchaser Parties have made customary representations, warranties and covenants in the Agreement, including, among others, covenants of Seller (i) to conduct its businesses in the usual, regular and ordinary course during the interim period between the execution of the Agreement and the consummation of the transaction and (ii) not to engage in certain kinds of transactions during such period. In addition, the Purchaser Parties made certain additional customary covenants, including, among others, covenants (i) to assume certain obligations, (ii) to use commercially reasonable efforts in the preparation of the closing and (iii) to release Seller from certain claims.

The consummation of the transaction is subject to customary conditions, including (i) the absence of any injunction, law or order prohibiting the closing, (ii) obtaining consents and approvals from governmental authorities, (iii) subject to certain exceptions, the accuracy of the representations and warranties of the other party and (iv) material compliance of the other party with its covenants. In addition, the Purchaser Parties’ obligation to consummate the transaction is subject to certain other conditions, including (i) the absence of a material adverse effect with respect to Seller and it subsidiaries and (ii) Seller obtaining certain third party consents.

The Agreement contains certain termination rights for both Seller and the Purchaser Parties, and further provides that, upon termination of the Agreement under certain specified circumstances, the Purchaser Parties and Prudential may be required to pay Seller liquidated damages of $70,000,000.

The Company will concurrently offer to purchase the interests of third party limited partners in SUSA Partnership, L.P. for approximately $42 million in cash or, at the election of qualified limited partners, units of limited partnership interest in the Company with an equivalent value. Such units of limited partnership interest in the Company will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement a copy of which is filed as Exhibit 2.1 hereto and is incorporated in this report by reference.

A copy of the press release announcing the execution of the Agreement is attached as Exhibit 99.1 and is incorporated in this report by reference.

Cautionary Statements

The Agreement has been included to provide investors with information regarding its terms. Except for their status as the contractual documents that establish and govern the legal relations among the parties thereto with respect to the transactions described above, the Agreement is not intended to be a source of factual, business or operational information about the parties.

The representations, warranties and covenants made by the parties in the Agreement are qualified, including by information in the schedules referenced in the Agreement that the Seller delivered in connection with the execution of the Agreement. Representations and warranties may be used as a tool to allocate risks between the respective parties to the Agreement, including where the parties do not have complete knowledge of all facts, instead of establishing these matters as facts. Furthermore, they may be subject to standards of materiality applicable to the contracting parties, which may differ from those applicable to investors. These representations and warranties may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this filing. Accordingly, they should not be relied upon as statements of factual information.

ITEM 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

	Exhibit 2.1	Purchase and Sale Agreement, dated May 5, 2005

	Exhibit 99.1	Press Release, dated May 5, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXTRA SPACE STORAGE INC.

By:	/s/ Charles L. Allen
Name:	Charles L. Allen
Title:	Senior Vice President,
Senior Legal Counsel

Date: May 5, 2005